FORM 10f-3

                             THE BLACKROCK FUNDS

                      Record of Securities Purchased
                 Under the Trust's Rule 10f-3 Procedures

1.    Name of Purchasing Portfolio:  BlackRock Asset
Allocation Portfolio (Mid Cap Growth) (BR_AA_MG),
BlackRock Mid-Cap Growth Equity Portfolio (BR_MCGE),
Metropolitan Series Fund: BlackRock Aggressive Growth
Portfolio (E_METAG)

2.     Issuer:   MSCI Inc.

3.    Date of Purchase:  5/19/2009

4.    Underwriter from whom purchased:  Morgan Stanley & Co.
Incorporated

5.    Name of Affiliated Underwriter (as defined in the
Trust's procedures) managing or participating in syndicate: PNC Capital Markets, LLC

a.    List Members of Underwriting Syndicate:
Morgan Stanley & Co. Incorporated, William Blair &
Company, L.L.C., Citigroup Global Markets Inc.,
Keefe, Bruyette & Woods, Inc., Merrill Lynch,
Pierce, Fenner & Smith Incorporated, UBS Securities
LLC, Brean Murray, Carret & Co., LLC, Fox-Pitt
Kelton Cochran Caronia Waller (USA) LLC, JMP
Securities LLC, BNY Mellon Capital Markets, LLC,
BB&T Capital Markets, a division of Scott &
Stringfellow, Inc., Keybanc Capital Markets Inc.,
PNC Capital Markets, LLC, Suntrust Robinson
Humphrey, Wachovia Capital Markets, LLC

6. Aggregate principal amount purchased (out of total offering) (if an equity offering, list aggregate number of shares purchased (out of total number of shares offered)): (BR_AA_MG) 2,400 shares out of 27,708,653 total shares offered; (BR_MCGE) 34,500 shares out of 27,708,653 total shares offered;
(E_METAG) 120,800 shares out of 27,708,653 total shares offered

7. Aggregate principal amount purchased by funds advised by BlackRock and any purchases by other accounts with respect to which BlackRock has investment discretion
(out of the total offering) (if an equity offering, list aggregate number of shares purchased (out of total number of shares offered)): 157,700 shares out of 27,708,653 total shares offered

8.    Purchase price (net of fees and expenses):  $21.50

9. Date offering commenced (if different from Date of Purchase):

10. Offering price at end of first day on which any sales were made:

11.    Have the following conditions been satisfied:      Yes or No

a.    The securities are part of an issue registered
      under the Securities Act of 1933, as amended, which
      is being offered to the public, or are Eligible
      Municipal Securities, or are securities sold in an
      Eligible Foreign Offering or are securities sold in
      an Eligible Rule 144A Offering or part of an issue of
      government securities.                        Yes

    b.  The securities were purchased prior to the
        end of the first day on which any sales
        were made, at a price that was not more
        than the price paid by each other
        purchaser of securities in that offering
        or in any concurrent offering of the
        securities (except, in the case of an
        Eligible Foreign Offering, for any rights
        to purchase required by laws to be granted
        to existing security holders of the
        Issuer) or, if a rights offering, the
        securities were purchased on or before the
        fourth day preceding the day on which the
        rights offering terminated.                Yes

    c.   The underwriting was a firm commitment
        underwriting.                        Yes

    d.  The commission, spread or profit was
        reasonable and fair in relation to that
        being received by others for underwriting
        similar securities during the same period.    Yes

    e.  In respect of any securities other than
        Eligible Municipal Securities, the issuer of such securities has been in continuous operation for not less than three years
        (including the operations of predecessors).
        Yes

f. Has the affiliated underwriter confirmed that it will not receive any direct or indirect benefit as a result of BlackRock's participation in the offering? Yes

Approved by:   Eileen Leary
Date:          6/22/09